                                 EXHIBIT 12.1

                           PREMIER BANCSHARES, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES

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
                                                              December 31,                                     June 30,
                                        ------------------------------------------------------------      -------------------
                                         1992        1993         1994           1995          1996        1996         1997
                                                                            (In thousands)
Excluding interest on deposits

Earnings:
  Earnings before income taxes           (4,022)       (284)       2,873         6,322         7,204        3,974        5,667
  Fixed charges from below                   55         168          678         2,291         2,756        1,399        1,287
                                         ------      ------       ------        ------        ------       ------       ------
  Earnings                               (3,967)       (116)       3,551         8,613         9,960        5,373        6,954
                                         ======      ======       ======        ======        ======       ======       ======
Fixed charges:
  Interest expense                           55         168          678         2,291         2,756        1,399        1,287
                                         ======      ======       ======        ======        ======       ======       ======
Ratio of earnings to fixed charges       (72.13)      (0.69)        5.24          3.76          3.61         3.84         5.40
                                         ======      ======       ======        ======        ======       ======       ======
Including interest on deposits

Earnings:
  Earnings before income taxes           (4,022)       (284)       2,873         6,322         7,204        3,974        5,667
  Fixed charges from below               21,694      15,204       13,028        16,662        20,238        9,766       11,379
                                         ------      ------       ------        ------        ------       ------       ------
  Earnings                               17,672      14,920       15,901        22,984        27,442       13,740       17,046
                                         ======      ======       ======        ======        ======       ======       ======

Fixed charges:
  Interest expense                       21,694      15,204       13,028        16,662        20,238        9,766       11,379
                                         ======      ======       ======        ======        ======       ======       ======
Ratio of earnings to fixed charges         0.81        0.98         1.22          1.38          1.36         1.41         1.50
                                         ======      ======       ======        ======        ======       ======       ======
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